EXHIBIT 2.1

Description of Securities

Share Capital

Pursuant to our Memorandum and Articles of Association, we are authorized to issue an unlimited number of ordinary shares of no-par value.

Meetings of shareholders

If our shareholders want us to hold a meeting of shareholders of the company, they may requisition the directors to hold one upon the written request of shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, this 10% threshold may only be increased to a maximum of 30% and any such increase would require an amendment to the Memorandum and Articles of Association.

Subject to our Memorandum and Articles of Association, a meeting of shareholders of the company will be called by not less than ten days' written notice and no more than 60 days’ notice. Notice of every meeting of shareholders may be delivered electronically and will be given to all of our shareholders. However, the inadvertent failure of the convener or conveners of a meeting of shareholders to give notice of the meeting to a shareholder, or the fact that a shareholder has not received the notice, does not invalidate the meeting.

A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy two or more shareholders entitled to vote at the meeting.

Rights attaching to shares

Voting rights

Holders of our ordinary shares have identical rights, including dividend and liquidation rights, provided that, except as otherwise expressly provided in our Amended Memorandum and Articles of Association or required by applicable law, on any matter that is submitted to a vote of our shareholders, holders of our ordinary shares are entitled to one vote per ordinary share.

Under the BVI Act, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members is maintained by our transfer agent, TSX Trust Company, which enters the names of our shareholders in our register of members. If (a) information that is required to be entered in the register of shareholders is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to the British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct us to pay all costs of the application and any damages the applicant may have sustained.

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder of record who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. In the case of a tie vote at a meeting of shareholders, the chairman shall be entitled to a second or casting vote.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is registered as our shareholder at the applicable record date for that meeting. Shareholders of record may also pass written resolutions without a meeting by a majority vote.

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Protection of minority shareholders

Under the laws of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the BVI Act or the constituent documents of the corporation, our Memorandum and Articles of Association. Shareholders are entitled to have our affairs conducted in accordance with the BVI Act and the Memorandum and Articles of Association.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company's affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to British Virgin Islands law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of the BVI Act or the provisions of the company's Memorandum and Articles of Association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the U.S.

Pre-emption rights

British Virgin Islands law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights) that investors may expect to find in relation to a public company are not provided for under British Virgin Islands law, save to the extent they are expressly provided for in the Memorandum and Articles of Association. There are no pre-emption rights applicable to the issuance of new shares by us under either British Virgin Islands law generally or our Memorandum and Articles of Association more specifically.

Modification of rights

As permitted by British Virgin Islands law, and our Memorandum and Articles of Association, we may vary the rights attached to our ordinary shares.

Transfer of shares

Subject to any applicable restrictions set forth in our Memorandum and Articles of Association, any of our shareholders may transfer all or any of his or her shares by a written instrument of transfer in the usual or common form or in any other form which our directors may approve. Shares may be held electronically and transferred electronically.

The registration of transfers may be suspended at such times and for such periods as the directors may from time to time determine. If the directors were to refuse (or suspend) a transfer, then the directors should provide the transferor and transferee with a notice providing their reasons for the suspension. The directors can only refuse or delay the registration of a transfer of shares if the transferor has failed to pay amount due in respect of those shares.

Changes in authorized ordinary shares

By resolution of our directors we may (i) consolidate and divide all or any of our unissued authorized shares into shares of larger amount than our existing shares; (ii) sub-divide our existing ordinary shares, or any of them into shares of smaller amount than is fixed by our memorandum of association, subject nevertheless to the provisions of the BVI Act; or (iii) create new classes of shares with preferences to be determined by the board of directors at the time of authorization.

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Dividends

Subject to the BVI Act and our Memorandum and Articles of Association, our directors may, by resolution, authorize a distribution to shareholders at such time and of such an amount as they think fit, if they are satisfied, on reasonable grounds, that, immediately after the distribution, we will satisfy the 'solvency test'. A company will satisfy the solvency test if (i) the value of the company's assets exceeds its liabilities; and (ii) the company is able to pay its debts as they fall due. Where a distribution is made to a shareholder at a time when the company did not, immediately after the distribution, satisfy the solvency test, it may be recovered by the company from the shareholder unless (i) the shareholder received the distribution in good faith and without knowledge of the company's failure to satisfy the solvency test; (ii) the shareholder has altered his position in reliance on the validity of the distribution; and (iii) it would be unfair to require repayment in full or at all.

Share repurchases

As permitted by the BVI Act and our Memorandum and Articles of Association, shares may be repurchased, redeemed or otherwise acquired by us provided that, immediately following the repurchase or redemption, we are satisfied we will pass the aforementioned solvency test.

We will require member consent before any share can be purchased, redeemed or otherwise acquired by us, save where such redemption is pursuant to certain statutory provisions, such as pursuant to section 179 of the BVI Act (redemption of minority shares) which allows for the holders of 90% or more of the votes to instruct the company to redeem the shares of the company held by the remaining shareholders.

Liquidation rights

As permitted by British Virgin Islands law and our Memorandum and Articles of Association, a voluntary liquidator may be appointed under Part XII of the BVI Act if we satisfy the solvency test (as aforementioned save that it is satisfied if assets equal or exceed liabilities).

Board of directors

We are managed by a board of directors, which consisted of six directors at March 31, 2022. On July 1, 2022, in connection with the Tarus Therapeutics transaction, we added a seventh board member. Our Memorandum and Articles of Association provide that the board of directors may be established by the board of directors up to a maximum of 15 members.

Our shareholders may, pursuant to our Memorandum and Articles of Association, by resolution of shareholders passed at a meeting of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by a written resolution of shareholders at any time remove any director before the expiration of his or her period of office with or without cause, and may, pursuant to our Memorandum and Articles of Association, elect another person in his or her stead. Subject to our Memorandum and Articles of Association, the directors will have power at any time and from time to time to appoint any person to be a director, either as an addition to the existing directors or to fill a vacancy as long as the total number of directors (exclusive of alternate directors) does not at any time exceed the maximum number fixed by or in accordance with our Memorandum and Articles of Association (if any) and one third times the number of directors to have been elected at the last annual meeting of shareholders.Our Memorandum and Articles of Association do not provide for alternate directors.

There are no share ownership qualifications for directors, unless otherwise decided by a resolution of shareholders. Meetings of our board of directors may be convened at any time deemed necessary by any of our directors.

Unless the quorum has been otherwise fixed by the board, a meeting of our board of directors will be competent to make lawful and binding decisions if at least one-half of the directors are present or represented. Unless there are only two directors, in which case, the quorum shall be two. At any meeting of our directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote.

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Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the directors' present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall not have a second or deciding vote. Our board of directors may also pass written resolutions without a meeting by a majority vote.

The remuneration to be paid to the directors shall be such remuneration as the directors or shareholders shall determine through a resolution.

Issuance of additional ordinary shares

Our Memorandum and Articles of Association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Memorandum and Articles of Association authorize our board of directors from time to time to issue ordinary shares to the extent permitted by the BVI Act.

Changes in authorized shares

We are authorized to issue unlimited number of ordinary shares without par value, which will be subject to the same provisions with reference to the payment of calls, liens, transfers, transmissions, forfeitures and otherwise as the shares in issue. We may by resolution:

●	consolidate and divide all or any of our unissued authorized shares into shares of a larger amount than our existing shares;

●	sub-divide our existing ordinary shares, or any of them into shares of smaller amount than is fixed by our memorandum of association, subject nevertheless to the provisions of the BVI Act; or

●	create new classes of shares with preferences to be determined by the board of directors at the time of authorization.

Inspection of books and records

Under British Virgin Islands law holders of our ordinary shares will be entitled, on giving written notice to us, to inspect and make copies or take extracts of our: (a) Memorandum and Articles of Association; (b) register of shareholders; (c) register of directors; and (d) minutes of meetings and resolutions of shareholders and those classes of shareholders of which he is a shareholder.

Subject to our Memorandum and Articles of Association, our board of directors may, if they are satisfied that it would be contrary to our interest to allow a shareholder to inspect any document, or part of a document as referenced above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records. Where our directors exercise their powers in these circumstances, they shall notify the shareholder as soon as reasonably practicable.

Conflicts of interest

Pursuant to the BVI Act and the company's memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

●	vote on a matter relating to the transaction;

●	attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

●	sign a document on behalf of the company or do any other thing in his capacity as a director, that relates to the transaction.

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Anti-money laundering laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscribe for our ordinary shares. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business, the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Duties of directors

British Virgin Islands law provides that every director of the company in exercising his powers or performing his duties shall act honestly and in good faith and in what the director believes to be in the best interests of the company. Additionally, the director shall exercise the care, diligence, and skill that a reasonable director would exercise in the same circumstances taking into account the nature of the company, the nature of the decision and the position of the director and his responsibilities. In addition, British Virgin Islands law provides that a director shall exercise his powers as a director for a proper purpose and shall not act, or agree to the company acting, in a manner that contravenes British Virgin Islands law or the memorandum and articles of association of the company.

Anti-takeover provisions

The BVI Act does not prevent companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings and submit shareholder proposals.

Voting rights and quorum requirements

Under British Virgin Islands law, the voting rights of shareholders are regulated by the company's Memorandum and Articles of Association and, in certain circumstances, the BVI Act. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Unless the articles of association otherwise provide, the requisite majority is usually a simple majority of votes cast. Under the M&A, a resolution of shareholders requires a majority vote of those persons voting at a meeting or in the case of a written resolution of shareholders, the vote of a majority of the shareholders.

Mergers and similar arrangements

Under the BVI Act, two or more companies may merge or consolidate in accordance with the statutory provisions. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution approved, at a duly convened and constituted meeting of the shareholders of the Company, by the affirmative vote of a majority of those persons voting at a meeting or in the case of a written resolution of shareholders, the vote of a majority of the shareholders.

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Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan or merger or consolidation contains any provision which, if proposed as an amendment to the memorandum of amended association and articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

Shareholder suits

We are not aware of any reported class action or derivative action having been brought against the company in a British Virgin Islands court.

Under the BVI Act, if a company or a director of a company engages in, or proposes to engage in, conduct that contravenes the BVI Act or the memorandum of association or articles of the company, the BVI Court may, on the application of a shareholder or a director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in that conduct.

In addition, under the BVI Act, the BVI Court may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company or to intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave for such derivative actions, the Court must take into account certain matters, including whether the shareholder is acting in good faith, whether the derivative action is in the interests of the company taking account of the views of the company's directors on commercial matters and whether an alternative remedy to the derivative claim is available.

A shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. The BVI Act also includes provisions for actions based on oppression, and for representative actions where the interests of the claimant are substantially the same as those of other shareholders.

Corporate governance

British Virgin Islands laws do not restrict transactions between a company and its directors, requiring only that directors exercise a duty to act honestly, in good faith and in what the directors believe to be in the best interests to the companies for which they serve.

Indemnification

British Virgin Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide for the indemnification of our directors against all losses or liabilities incurred or sustained by a director as a director of our company in defending any proceedings, whether civil or criminal and this indemnity only applies if he or she acted honestly and in good faith with a view to our best interests and, with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling us under the foregoing provisions, we have been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Staggered board of directors

The BVI Act does not contain statutory provisions that require staggered board arrangements for a British Virgin Islands company and our Memorandum and Articles of Association do not provide for a staggered board.

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